Exhibit 99

Eaton Reports Fourth Quarter Net Income Of $1.71 Per Share, Up 8 Percent; Eaton Increases Dividend By 16 Percent

CLEVELAND--(BUSINESS WIRE)--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $1.71 for the fourth quarter of 2007, an increase of 8 percent over net income per share of $1.59 in the fourth quarter of 2006. Sales in the quarter were $3.4 billion, 10 percent above the same period in 2006. Net income was $256 million compared to $241 million in 2006, an increase of 6 percent.

Net income in both periods included charges related to acquisition integration. Before acquisition integration charges, operating earnings per share in the fourth quarter of 2007 were $1.79 compared to $1.66 per share in 2006, an increase of 8 percent. Operating earnings for the fourth quarter of 2007 were $269 million compared to $251 million in 2006, an increase of 7 percent.

Sales growth in the fourth quarter of 10 percent consisted of 4 percent from acquisitions, 4 percent from higher exchange rates, and 2 percent from organic growth. End markets in the fourth quarter declined by 1 1/2 percent.

For the full year 2007, sales were a record $13.0 billion, 7 percent above 2006. Net income was a record $994 million, an increase of 5 percent over 2006, and net income per share of $6.62 rose 6 percent. Operating earnings per share for 2007 of $6.90 rose 8 percent above 2006. Operating earnings in 2007 totaled a record $1,036 million versus $977 million in 2006, an increase of 6 percent.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, “We had a good fourth quarter, with results above the high end of our guidance despite weakness in several of our end markets in the United States. We had a record 13.5 percent segment operating margin, with all segments earning well in excess of 12 percent. The balance of earnings in the quarter was attractive, with our Electrical and Fluid Power businesses representing over 70 percent of our overall segment operating earnings. It is worth noting that our lower tax rate, resulting principally from the impact of higher income in our foreign operations and the favorable resolution of several foreign audits, offset a number of previously unexpected items. Those items included higher corporate expenses we elected to incur in preparation for the two large acquisitions we announced in late December and the impact of short-term capacity constraints in our electrical business, which is now operating at record levels.

“Looking at 2007 as a whole, we had a very strong year,” said Cutler. “Our sales in 2007 grew 7 percent despite the downturn in the NAFTA class 8 truck market, and our operating earnings per share grew 8 percent. Our return on equity was 22 percent. And we concluded the year by announcing two significant acquisitions—Moeller and Phoenixtec—which will substantially grow our electrical business and also will significantly expand our mix of international sales.

“As we survey our end markets in 2008, we anticipate our markets will grow by approximately 4 percent. While our U.S. markets--which in 2008 are expected to represent about 45 percent of our sales--are likely to grow by 2 to 3 percent, our international markets are likely to grow by 5 to 6 percent,” said Cutler.

“We expect to outgrow our end markets in 2008 by approximately $275 million, and we also expect to record approximately $2.2 billion of growth from the full-year impact of the nine acquisitions we completed in 2007 and the two acquisitions we have announced but not yet completed,” said Cutler. “As a result, we anticipate our revenues in 2008 will grow 25 percent compared to 2007.”

In light of its strong results and future prospects, Eaton is increasing its quarterly dividend by 16 percent, from $.43 per share to $.50 per share.

“We anticipate net income per share for the first quarter of 2008 to be $1.50 to $1.60, and for the full year to be $7.25 to $7.75,” said Cutler. “Operating earnings per share, which exclude charges to integrate our recent acquisitions, are anticipated to be $1.60 to $1.70 for the first quarter of 2008, and $7.75 to $8.25 for the full year.”

Business Segment Results

Fourth quarter sales for the Electrical segment were a record $1.3 billion, up 17 percent over 2006. Operating profits in the fourth quarter were $164 million. Operating profits before acquisition integration charges were $168 million, up 17 percent over results in 2006.

“End markets for our electrical business grew about 11 percent during the fourth quarter, a continuation of the rapid growth we have seen all year,” said Cutler. “In 2008, we expect our markets to grow approximately 5 to 6 percent, with growth in the global nonresidential electrical and power quality markets offsetting a decline in the residential electrical market in the United States and several European countries.

“We expect the acquisitions of Moeller and Phoenixtec will close in the first quarter,” said Cutler. “These acquisitions are expected to add approximately $1.9 billion of sales in 2008.”

In the Fluid Power segment, fourth quarter sales were $1.2 billion, 17 percent over 2006. Excluding acquisitions completed within the last year, sales grew 11 percent. Operating profits in the fourth quarter were $143 million. Operating profits before acquisition integration charges were $158 million, up 37 percent compared to a year earlier.

Fluid Power markets grew 3 percent compared to the same period in 2006, with global hydraulics shipments up 2 percent, commercial aerospace markets up 8 percent, and European automotive production up 5 percent. The defense aerospace markets declined 4 percent in the fourth quarter compared to the prior year, but were flat compared to the third quarter of 2007.

“The global hydraulics market grew slowly in the fourth quarter, with good growth outside the United States being offset by a decline in the United States,” said Cutler. “For 2008, we anticipate a slight decline in construction equipment production in the United States and an increase in production outside the United States. Global agricultural equipment production is expected to post solid growth. Industrial hydraulics markets are likely to post modest growth. In total, we expect global hydraulics markets to grow 1 percent in 2008.

“Growth in the commercial aerospace market is expected to be in high single digits, while defense aerospace markets are expected to post modest growth,” said Cutler. “Overall, we expect our aerospace markets to grow about 6 percent.

“We achieved 13.7 percent operating margins in our Fluid Power segment in the fourth quarter, which was a quarterly record,” said Cutler. “We anticipate full-year operating margins in both hydraulics and aerospace will improve in 2008.”

The Truck segment posted sales of $532 million in the fourth quarter, down 14 percent compared to 2006. Operating profits in the quarter were $80 million, up 5 percent compared to the fourth quarter of 2006.

NAFTA heavy-duty truck production was down 51 percent compared to 2006, NAFTA medium-duty truck production was down 35 percent, European medium-duty truck production was up 12 percent, Brazilian vehicle production was up 24 percent, and Brazilian agricultural equipment production was up 63 percent.

“Production of NAFTA heavy-duty trucks in 2007 totaled 212,000 units,” said Cutler. “We are maintaining our forecast that production in 2008 will be 240,000 units. However, we do expect production in the first quarter of 2008 to be relatively flat with the fourth quarter of 2007, which will lead to a steep growth in production rates later in the year.”

The Automotive segment posted fourth quarter sales of $396 million, up 10 percent over the comparable quarter of 2006. Operating profits were $50 million, up 47 percent over operating profits before acquisition integration charges in the fourth quarter of 2006.

Automotive production in NAFTA grew by 1 percent compared to the fourth quarter of 2006, while European production grew 5 percent.

“Our Automotive segment margins in the fourth quarter held up well despite the weakness in NAFTA production volumes,” said Cutler. “For 2008, we anticipate weaker production in NAFTA, modest growth in European production, and strong growth in South American and Asian production.”

Eaton Corporation is a diversified industrial manufacturer with 2007 sales of $13.0 billion. Eaton is a global leader in electrical systems and components for power quality, distribution and control; fluid power systems and services for industrial, mobile and aircraft equipment; intelligent truck drivetrain systems for safety and fuel economy; and automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety. Eaton has 64,000 employees and sells products to customers in more than 140 countries. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its fourth quarter results is available to all interested parties as a live audio webcast today at 10 a.m. Eastern time via the microphone on the right side of Eaton’s home page. This news release can be accessed under its headline on the home page.

This news release contains forward-looking statements concerning the first quarter 2008 and full year 2008 net income per share and operating earnings per share, our worldwide markets, our growth in relation to end markets, and our growth from acquisitions. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; the impact of acquisitions and divestitures; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months and year ended December 31, 2007 and 2006 are available on the company’s Web site, www.eaton.com.

Eaton Corporation
Comparative Financial Summary

	Three months ended		Year ended
	December 31		December 31
(Millions except for per share data)	2007	2006	2007	2006

Continuing operations
Net sales	$3,374	$3,068	$13,033	$12,232
Income before income taxes	259	234	1,041	969
Income after income taxes	$ 252	$ 237	$ 959	$ 897
Income from discontinued operations	4	4	35	53
Net income	$ 256	$ 241	$ 994	$ 950

Net income per Common Share assuming dilution
Continuing operations	$ 1.67	$ 1.56	$ 6.38	$ 5.87
Discontinued operations	.04	.03	.24	.35
	$ 1.71	$ 1.59	$ 6.62	$ 6.22
Average number of Common Shares outstanding assuming dilution	150.5	151.5	150.3	152.9

Net income per Common Share basic
Continuing operations	$ 1.71	$ 1.59	$ 6.51	$ 5.97
Discontinued operations	.03	.03	.24	.35
	$ 1.74	$ 1.62	$ 6.75	$ 6.32
Average number of Common Shares outstanding basic	147.2	149.0	147.3	150.2

Cash dividends paid per Common Share	$ .43	$ .39	$ 1.72	$ 1.48

Reconciliation of net income to operating earnings
Net income	$ 256	$ 241	$ 994	$ 950
Excluding acquisition integration charges (after-tax)	13	10	42	27
Operating earnings	$ 269	$ 251	$ 1,036	$ 977

Net income per Common Share assuming dilution	$ 1.71	$ 1.59	$ 6.62	$ 6.22
Per share impact of acquisition integration charges (after-tax)	.08	.07	.28	.17
Operating earnings per Common Share	1.79	1.66	6.90	6.39
Excluding per share impact of discontinued operations	(.04)	(.03)	(.24)	(.35)
Adjusted operating earnings per Common Share	$ 1.75	$ 1.63	$ 6.66	$ 6.04

See accompanying notes.
Eaton Corporation
Statements of Consolidated Income

	Three months ended		Year ended
	December 31		December 31
(Millions except for per share data)	2007	2006	2007	2006

Net sales	$3,374	$3,068	$13,033	$12,232

Cost of products sold	2,428	2,274	9,382	8,949
Selling & administrative expense	574	499	2,139	1,939
Research & development expense	84	72	335	315
Interest expense-net	39	24	147	105
Other income-net	(10)	(35)	(11)	(45)
Income from continuing operations before income taxes	259	234	1,041	969
Income taxes	7	(3)	82	72
Income from continuing operations	252	237	959	897
Income from discontinued operations	4	4	35	53
Net income	$ 256	$ 241	$ 994	$ 950

Net income per Common Share assuming dilution
Continuing operations	$ 1.67	$ 1.56	$ 6.38	$ 5.87
Discontinued operations	.04	.03	.24	.35
	$ 1.71	$ 1.59	$ 6.62	$ 6.22
Average number of Common Shares outstanding assuming dilution	150.5	151.5	150.3	152.9

Net income per Common Share basic
Continuing operations	$ 1.71	$ 1.59	$ 6.51	$ 5.97
Discontinued operations	.03	.03	.24	.35
	$ 1.74	$ 1.62	$ 6.75	$ 6.32
Average number of Common Shares outstanding basic	147.2	149.0	147.3	150.2

Cash dividends paid per Common Share	$ .43	$ .39	$ 1.72	$ 1.48

See accompanying notes.
Eaton Corporation
Business Segment Information

	Three months ended		Year ended
	December 31		December 31
(Millions)	2007	2006	2007	2006

Net sales
Electrical	$1,296	$1,103	$ 4,759	$ 4,184
Fluid Power	1,150	985	4,480	3,983
Truck	532	620	2,147	2,520
Automotive	396	360	1,647	1,545
	$3,374	$3,068	$13,033	$12,232

Operating profit
Electrical	$ 164	$ 142	$ 579	$ 474
Fluid Power	143	103	518	422
Truck	80	76	357	448
Automotive	50	32	214	124

Corporate
Amortization of intangible assets	(25)	(16)	(79)	(51)
Interest expense-net	(39)	(24)	(147)	(105)
Minority interest	(5)	(4)	(14)	(10)
Pension & other postretirement benefit expense	(41)	(32)	(164)	(152)
Stock option expense	(8)	(7)	(30)	(27)
Contribution to Eaton Charitable Fund			(16)
Other corporate expense–net	(60)	(36)	(177)	(154)
Income from continuing operations before income taxes	259	234	1,041	969
Income taxes	7	(3)	82	72
Income from continuing operations	252	237	959	897
Income from discontinued operations, net of income taxes	4	4	35	53
Net income	$ 256	$ 241	$ 994	$ 950

See accompanying notes.
Eaton Corporation
Consolidated Balance Sheets
	December 31
(Millions of dollars)	2007	2006

ASSETS
Current assets
Cash	$ 142	$ 114
Short-term investments	504	671
Accounts receivable	2,208	1,928
Inventories	1,483	1,293
Deferred income taxes & other current assets	430	402
	4,767	4,408

Property, plant & equipment -net	2,333	2,271
Goodwill	3,982	3,034
Other intangible assets	1,557	969
Deferred income taxes & other assets	791	735
	$13,430	$11,417

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Short-term debt, primarily commercial paper	$ 825	$ 490
Current portion of long-term debt	160	322
Accounts payable	1,170	1,050
Accrued compensation	355	305
Other current liabilities	1,149	1,123
	3,659	3,290

Long-term debt	2,432	1,774
Pension liabilities	681	942
Other postretirement liabilities	772	766
Other long-term liabilities	714	539
Shareholders' equity	5,172	4,106
	$13,430	$11,417

See accompanying notes.

Eaton Corporation

Notes to Fourth Quarter 2007 Earnings Release

Dollars in millions, except per share data (per share data assume dilution)

Acquisitions of Businesses

In 2007 and 2006, Eaton acquired certain businesses in separate transactions for a combined net cash purchase price of $1,433 in 2007 and $256 in 2006. The Statements of Consolidated Income include the results of these businesses from the effective dates of acquisition or formation. A summary of these transactions follows:

	Date of	Business
Acquired business	acquisition	segment	Annual sales
Arrow Hose & Tubing Inc. A Canada-based manufacturer of specialty thermoplastic hose and tubing for the industrial, food and beverage, and agricultural markets	November 8, 2007	Fluid Power	$12 for 2006

Small systems business of Schneider Electric’s MGE UPS Systems
  A France-based global provider of power quality solutions including UPS, power distribution units, static transfer switches and surge suppressors

	October 31, 2007	Electrical	$245 for the 12-month period ending Sept. 30, 2007

Babco Electric Group A Canada-based manufacturer of specialty low- and medium-voltage switchgear and electrical housings for use in the Canadian oil and gas industry and other harsh environments	October 19, 2007	Electrical	$11 for the year ending April 30, 2007

Pulizzi Engineering A U.S. manufacturer of alternating current (AC) power distribution, AC power sequencing, redundant power and remote-reboot power management systems	June 19, 2007	Electrical	$12 for 2006

Technology and related assets of SMC Electrical Products, Inc.’s industrial medium-voltage adjustable frequency drive business	May 18, 2007	Electrical	None

Fuel components division of Saturn Electronics & Engineering, Inc. A U.S. designer and manufacturer of fuel containment and shutoff valves, emissions control valves and specialty actuators	May 2, 2007	Automotive	$28 for 2006

Aphel Technologies Limited A U.K.-based global supplier of high density, fault-tolerant power distribution solutions for datacenter, technical offices, laboratories and retail environments	April 5, 2007	Electrical	$12 for 2006

Argo-Tech
  A U.S.-based manufacturer of high performance aerospace engine fuel pumps and systems, airframe fuel pumps and systems, and ground fueling systems for commercial and military aerospace markets

	March 16, 2007	Fluid Power	$206 for 2006

Power Protection Business of Power Products Ltd. A Czech Republic distributor and service provider of Powerware® products and other uninterruptible power supply systems	February 7, 2007	Electrical	$3 for 2006

Schreder-Hazemeyer Eaton acquired the remaining 50% ownership of the Belgium manufacturer of low and medium voltage electrical distribution switchgear	December 1, 2006	Electrical	$9 for 2006

Diesel fuel processing technology & associated assets of Catalytica Energy Systems Inc. A U.S. developer of emission control solutions for trucks	October 26, 2006	Truck	None

Senyuan International Holdings Limited A China-based manufacturer of vacuum circuit breakers and other electrical switchgear components	September 14, 2006	Electrical	$47 for 2005

Ronningen-Petter business unit of Dover Resources, Inc. A U.S.-based manufacturer of industrial fine filters and components	September 5, 2006	Fluid Power	$30 for 2005

Synflex business unit of Saint-Gobain Performance Plastics Corp. A U.S.-based manufacturer of thermoplastic hose and tubing	March 31, 2006	Fluid Power	$121 for 2005

Marina Power & Lighting A U.S. manufacturer of marine duty electrical distribution products	March 24, 2006	Electrical	$11 for 2005

On December 20, 2007, Eaton announced it had reached an agreement to purchase The Moeller Group for €1.55 billion (U.S. $2.28 billion). This transaction is expected to close in first quarter 2008. This Germany-based business, which has estimated sales of €1.02 billion (U.S. $1.50 billion) for the year ended December 31, 2007, is a leading supplier of electrical components for commercial and residential building applications, and controls for industrial equipment applications. The business will be integrated into the Electrical segment.

On December 20, 2007, the Company announced a tender offer for all shares of Phoenixtec Power Company Ltd. This transaction is expected to close in first quarter 2008. Assuming 100% of the outstanding Phoenixtec shares are tendered, the purchase price would be $592. This Taiwan-based business, which has estimated sales of $519 for 2007, manufactures single- and three-phase uninterruptible power supply (UPS) systems that are sold globally. The business will be integrated into the Electrical segment.

As described above, on December 20, 2007, Eaton announced agreements to acquire Moeller and Phoenixtec in first quarter 2008. In order to finance the purchase of these businesses, Eaton agreed to a commitment letter from Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank, Citigroup Global Markets Inc., J.P. Morgan Securities Inc, and JPMorgan Chase Bank, N.A. pursuant to which they committed to provide Eaton with $3 billion (or the equivalent in Euros), in the aggregate, of financing under a revolving credit facility to be entered into among the parties. The Company intends to refinance any obligations under the facility with a combination of long-term debt and equity.

Acquisition Integration Charges

In 2007 and 2006, Eaton incurred charges related to the integration of acquired businesses. Charges in 2007 related to the integration of primarily the following acquisitions: in the Electrical segment, MGE, Schreder-Hazemeyer, Senyuan and Powerware; in the Fluid Power segment, Argo-Tech, Synflex, PerkinElmer, Cobham and Hayward; and in the Automotive segment, Saturn and Tractech. Charges in 2006 related to the integration of primarily the following acquisitions: in the Electrical segment, Pringle and Powerware; in the Fluid Power segment, Synflex, PerkinElmer, Cobham, Hayward, Winner and Walterscheid; in the Truck segment, Pigozzi; and in the Automotive segment, Tractech and Morestana. A summary of these charges follows:

	Three months ended December 31
	Acquisition integration charges		Operating profit as reported		Operating profit before acquisition integration charges
	2007	2006	2007	2006	2007	2006
Electrical	$ 4	$ 1	$ 164	$ 142	$ 168	$ 143
Fluid Power	15	12	143	103	158	115
Truck			80	76	80	76
Automotive		2	50	32	50	34
Pretax charges	$ 19	$ 15	$ 437	$ 353	$ 456	$ 368
After-tax charges	$ 13	$ 10
Per Common Share	$ .08	$ .07
	Year ended December 31
	Acquisition integration charges		Operating profit as reported		Operating profit before acquisition integration charges
	2007	2006	2007	2006	2007	2006
Electrical	$ 12	$ 7	$ 579	$ 474	$ 591	$ 481
Fluid Power	51	23	518	422	569	445
Truck		5	357	448	357	453
Automotive	1	5	214	124	215	129
Pretax charges	$ 64	$ 40	$1,668	$1,468	$1,732	$1,508
After-tax charges	$ 42	$ 27
Per Common Share	$ .28	$ .17

The acquisition integration charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Discontinued Automotive Operations

In third quarter 2007, Eaton sold the Mirror Controls Division of the Automotive segment for $111, resulting in a $20 after-tax gain, or $.12 per Common Share. In third quarter 2006, certain other businesses of the Automotive segment were sold for $64, resulting in a $35 after-tax gain, or $.23 per share. The gains on sale of the Mirror Controls Division and the businesses sold in 2006, and operating results of these businesses, are reported as Discontinued operations in the Statement of Consolidated Income.

Plant Closing Charges

In first quarter 2006, Eaton announced, and began to implement, its Excel 07 program. This program was a series of actions concluded in 2006 intended to address resource levels and operating performance in businesses that under-performed in 2005, and businesses that were expected to weaken during second half 2006 and in 2007. As part of this program, charges were incurred related to plant closings in all four business segments. A summary of charges incurred by each segment related to these plant closings, including workforce reductions, plant integration and other charges follow:

	Three months ended	Year ended
	December 31, 2006	December 31, 2006
Electrical	$ 7	$ 12
Fluid Power	(4)	15
Truck	4	29
Automotive	3	50
Pretax charges	$ 10	$106

The plant closing charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Income Taxes

The effective income tax rates for continuing operations for the fourth quarter and full year 2007 were 3.0% and 7.9%, respectively, compared to (1.6%) and 7.4% for the same periods in 2006. There were many factors that favorably affected the effective income tax rate during the fourth quarter and full year 2007. In fourth quarter 2007, the Company favorably adjusted worldwide tax liabilities due to the resolution of certain international tax audits and the confirmation of a tax deduction in a foreign country. For full year 2007, in addition to the items affecting the fourth quarter, the period was favorably affected by state and foreign tax law changes and resolution of federal, state and foreign audit and litigation matters. The U.S. Internal Revenue Service completed their audit of tax years 2003 and 2004 during third quarter 2007. Excluding the benefits of these factors, the income tax rates for fourth quarter and full year 2007 would have been 8.3% and 13.4%, respectively. The rates in 2007 also reflect the impact of higher earnings in international tax jurisdictions with lower income tax rates.

Effective January 1, 2007, Eaton adopted Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109”. The net income tax assets recognized under FIN No. 48 did not differ from the net assets recognized before adoption, and, therefore, the Company did not record a cumulative-effect adjustment related to the adoption of FIN No. 48.

Long-term Debt

In February 2007, Eaton entered into a $750 364-day revolving credit agreement. In March, the Company borrowed $281 at a 5.6% interest rate under this revolving credit agreement to partially finance the acquisition of Argo-Tech. In June, the Company refinanced that borrowing through the issuance of a $281 note. This note matures in June 2010 and bears interest at a floating rate based on LIBOR. With the issuance of this note, the aggregate amount of the commitment under the $750 364-day revolving credit agreement was reduced to $469. The Company does not have any borrowings outstanding under this revolving credit agreement. In March 2007, Eaton issued $250 of 5.3% notes due 2017 and $250 of 5.8% notes due 2037. The proceeds from the issuance of the notes were used to repay $263 of 6% notes due in 2007, and to repay commercial paper.

Common Shares

On January 22, 2007, Eaton announced it had authorized a 10 million Common Share repurchase program, replacing the 1.3 million shares remaining from the 10 million shares repurchase authorization approved in April 2005. The shares are expected to be repurchased over time, depending on market conditions, the market price of the Company’s Common Shares, the Company’s capital levels and other considerations. The number of Common Shares repurchased in the open market in 2007 and 2006, and the total cost, follows:

(Shares in millions)	Shares repurchased		Cost
	2007	2006	2007	2006
First quarter	2.312		$178
Second quarter	1.437	0.895	131	$ 63
Third quarter	0.343	1.051	31	69
Fourth quarter		3.340		254
	4.092	5.286	$340	$386

In fourth quarter 2007, 0.2 million stock options were exercised resulting in cash proceeds of $11. In full year 2007, 3.7 million stock options were exercised resulting in cash proceeds of $141.

Reconciliation of Financial Measures

This earnings release discloses operating earnings, operating earnings per Common Share, operating earnings per Common Share excluding per share impact of discontinued operations, and operating profit before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare the Company's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each business segment.

CONTACT:
Eaton Corporation
Kelly Jasko, 216-523-5304 (Media Relations)
Email: kellymjasko@eaton.com
or
William C. Hartman, 216-523-4501 (Investor Relations)